Exhibit (11)
                                                     ------------

                 OWENS CORNING AND SUBSIDIARIES

                COMPUTATION OF PER SHARE EARNINGS

                                Quarter Ended     Six Months Ended
                                   June 30,           June 30,
                               1999     1998     1999         1998
                               ----     ----     ----         ----
                            (In millions of dollars, except share data)
Basic:
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Net income                     $   76  $    59   $   120  $     67
                               ======  =======   =======  ========

Basic weighted average number
  of common shares
  outstanding (thousands)      54,116   53,563    54,011    53,465

Basic per share amount         $ 1.41  $  1.09   $  2.22  $   1.25
                               ======  =======   =======  =========
Diluted:
-------

Net income                     $   78  $    61   $   124  $     71
                               ======  =======   =======  =========
Weighted average number of
  common shares outstanding
  (thousands)                  54,116   53,563    54,011    53,465
Weighted average common
  equivalent shares
  (thousands):
     Deferred awards               22       16        20        16
     Stock options using the
       average market price
       during the period          992      746       883       605
     Shares from assumed
       conversion of
       preferred securities     4,566    4,566     4,566     4,566
                                ------  -------   -------  --------
Diluted weighted average
  number of common shares
  outstanding and
  common equivalent
  shares (thousands)           59,696   58,891    59,480    58,652
                               ======  =======   =======  ========

Diluted per share amount       $ 1.31  $  1.02   $  2.08  $   1.20
                               ======  =======   =======  ========